Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Soleno Therapeutics, Inc. (the “Company”) on Form S-8 (File Numbers 333-224070, 333-220056, 333-210563 and 333-200175) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 19, 2019, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP
Marcum LLP San Francisco, CA March 19, 2019